Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), dated as of September 29, 2026, is by and between Zedge, Inc. (the “Company”) and Morris Berger (the “Employee”) (individually, each a “Party” and collectively, the “Parties”).

WHEREAS, in recognition of the Employee’s experience and abilities, the Company desires to assure itself of the employment of the Employee in accordance with the terms and conditions provided herein; and

WHEREAS, the Employee seeks to be employed by the Company and to perform services for the Company in accordance with the terms and conditions provided herein.

NOW, THEREFORE, in consideration of the promises and the respective covenants and agreements of the Parties herein contained, and intending to be legally bound hereby, the Parties hereto agree as follows:

1. Employment. The Company hereby agrees to employ the Employee, and the Employee hereby agrees to be employed by the Company and to perform services for the Company and its subsidiaries, on the terms and conditions set forth herein (the “Employment”).

2. Term. The Employment shall commence on October 1, 2026 or such other date mutually agreed upon by the Parties (the actual first day of the Employment, the “Start Date”) and shall end on September 30, 2029, unless earlier terminated by either the Employee or the Company pursuant to Section 7 hereof (the Employee’s period of employment at the Company, the “Term”).

3. Position. During the Term, the Employee shall serve as the Company’s Chief Executive Officer (“CEO” or the “Position”).

4. Duties and Reporting Relationship. During the Term, the Employee shall devote one hundred percent (100%) of the Employee’s business time and on a full-time basis use the Employee’s skills and render services to the best of the Employee’s abilities on behalf of the Company. The Employee shall report directly to the Company’s Board of Directors (the “Board”). The Employee shall perform the duties and responsibilities customarily associated with the Position, together with such other duties and responsibilities as reasonably required by the Board. The Employee shall comply with all of the policies and procedures of the Company, as updated from time to time, as well as customary standards of business conduct, including any standards prescribed by applicable law or regulations. Notwithstanding the foregoing, the Employee shall be permitted to act or serve as a director, trustee, or committee member of any type of civic, social, or charitable organization, and with the prior written consent of the Board (which consent shall not be unreasonably withheld or delayed), any other business, including the specific permitted activities set forth in the attached Schedule A, provided that, in each such case, such activities do not, individually or in the aggregate, create a potential or actual conflict with the interests of the Company or materially interfere with the Employee’s service to the Company or duties hereunder (in each case, as determined by the Board).

5. Place of Performance. The Parties agree that the Employee shall work remotely from the Employee’s home office(s), and will travel regularly for purposes of Company business, in accordance with the Company’s business needs, as such needs are determined by the Employee and the Board.

6. Compensation and Related Matters.

(a) Base Salary. During the Term, the Employee will be compensated at an annual base salary rate of Four Hundred Fifty Thousand Dollars ($450,000) (the “Base Salary”). The Base Salary will be paid to the Employee, less applicable taxes and withholdings, in conformity with the Company’s payroll procedures relating to its Employees.

(b) Signing and Stay Bonuses. The Employee will be paid a one-time signing bonus (“Signing Bonus”) in the gross amount of Twenty-Five Thousand Dollars ($25,000), which will be paid to the Employee with the Employee’s first payroll after the Start Date.

Provided that the Employee remains continuously employed by the Company through, and has not abandoned or given notice of resignation from the Employment on or before, the first anniversary of the Start Date, the Employee will be paid a one-time stay bonus in the gross amount of Twenty-Five Thousand Dollars ($25,000), which will be paid to the Employee with the first payroll following the first anniversary of the Start Date. If the Employee’s Employment terminates for any reason on or before the first anniversary of the Start Date, the Employee will not be entitled to the Stay Bonus.

(c) Benefits. During the Term hereof,

i) Benefits Plans. The Employee shall be eligible for the same benefits as available to similarly situated employees of the Company, in accordance with the relevant plans, as such plans are adopted, amended, and/or discontinued by the Company from time to time.

ii) Paid Time Off. In addition to Company-designated paid holidays, each calendar year the Employee shall be eligible to take paid time off for purposes of vacation and sick time in accordance with the Company’s applicable policies, as may be updated, amended, and changed from time to time, and applicable law.

iii) Company Property. The Employee may be provided with the benefit of using Company property. Any such property shall remain at all times the property of the Company and is to be used by the Employee in accordance with Company policy. The Employee shall return any such property to the Company upon the Company’s request, and in any case, upon the termination of the Employee’s Employment for any reason.

iv) Business Expenses. The Employee shall be entitled to reimbursement for reasonable and necessary preapproved out-of-pocket business expenses incurred by the Employee in connection with the performance of the Employee’s duties hereunder, provided that such expenses are incurred in accordance with the Company’s expense reimbursement policy and the Employee submits to the Company applicable invoices and other documentation, in form and in substance in accordance with Company policy.

v) Equity. Within thirty (30) days following the Start Date, the Company shall grant to the Employee options to purchase a number of shares of Class B common stock, par value $0.01 per share, of the Company representing three percent (3.0%) of the total actually issued and outstanding shares of common stock of the Company on the Start Date. The exercise price of the Options shall be equal to the Fair Market Value of a share of Common Stock on the date of grant (as determined in accordance the Company’s 2026 Stock Incentive Plan (the “Plan”). The Options shall be subject to the terms of the Plan and a grant agreement in such form as approved by the Compensation Committee of the Board.  The Options shall have a term of ten (10) years from the grant date. The Options shall vest in twenty (20) equal quarterly installments over a period of five (5) years, on quarterly anniversaries of the Start Date, provided that none of the Options will vest prior to ratification by the stockholders of the Company of an amendment to the Plan adding the shares underlying the Options to the shares authorized for issuance pursuant to awards made under the Plan (and any Options that would have vested prior to such stockholder approval shall vest on the first scheduled vesting date following such approval). Any tax liability in connection with the Options shall be borne solely by the Employee.

(d) Section 409A of the Internal Revenue Code of 1986 as amended. The Parties hereby affirm that with respect to any and all payments and benefits under this Agreement, the intent is that such payments and benefits either: (i) do not constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code (“Section 409A”), and therefore are exempt from Section 409A, (ii) are subject to a “substantial risk of forfeiture” and are exempt from Section 409A under the “short−term deferral rule” set forth in Treasury Regulation §1.409A−1(b)(4), or (iii) are in compliance with the terms of 409A. In any event, the Parties further confirm that they intend to have all provisions of this Agreement construed, interpreted and administered in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.

(e) All sums payable to the Employee under this Agreement shall be paid less all applicable taxes and withholdings, as determined by the Company in its reasonable discretion, including withholdings required based on the Employee’s place of residence or work or otherwise applicable to the payment.

7. Termination. The Employee’s Employment hereunder may be terminated without breach of this Agreement as set forth below:

(a) The Employee’s Employment hereunder shall terminate upon the Employee’s death or, as permitted by law, “Disability” (as hereafter defined). In the event of the Employee’s termination due to the Employee’s death or Disability, the Employee (or, in the event of the Employee’s death, the Employee’s estate) shall receive the Base Salary and all benefits set forth in Section 6(c) above, in each case through the Date of Termination (as hereafter defined). The Employee (and, in the event of the Employee’s death, the Employee’s estate) shall not be entitled to any other amounts or benefits from the Company other than as set forth in this Section 7(a). For purposes of this Agreement, “Disability” shall mean the inability of the Employee to perform the Employee’s duties on account of a physical or mental illness for a period of sixty (60) consecutive days or ninety (90) days in any six- (6) month period. Notwithstanding anything contained herein to the contrary, during any period that the Employee is unable to perform the Employee’s duties because of a physical or mental illness, the Company shall not be obligated to pay any compensation or other amounts to the Employee except as otherwise provided for by Company policy or applicable law.

(b) Cause. The Company may terminate the Employee’s Employment hereunder at any time without advance notice for “Cause.” For purposes of this Agreement, the Company shall have Cause to terminate the Employee’s Employment hereunder upon the Employee’s:

(i) commission of fraud, embezzlement, gross negligence, malfeasance, or an act or acts constituting a felony under the laws of the United States or any state thereof, or any other jurisdiction relevant to the Employee’s performance of his duties for the Company and/or its subsidiaries;

(ii) willful or negligent act or omission which results in an assessment of a civil or criminal penalty against the Employee, the Company, or the Company’s parent or affiliates;

(iii) willful or continued failure to substantially perform the Employee’s duties hereunder (other than any such failure resulting from the Employee’s incapacity due to physical or mental illness), after written notice has been delivered to the Employee by the Company identifying the manner in which the Employee has not substantially performed the Employee’s duties;

(iv) failure to provide to the Company, within the first three (3) business days of employment, documentation that the Employee is authorized to work in the United States, in accordance with applicable law; or

(v) breach of any of the material terms or conditions of this Agreement, the NDA (as hereafter defined), or Company policy.

In the event that the Company terminates the Employee’s Employment for Cause, the Employee shall receive the Base Salary and all benefits set forth in Section 6(c) above, in each case through the Date of Termination. The Employee shall not be entitled to any other amounts or benefits from the Company other than as set forth in this Section 7(b).

(c) Termination without Cause by the Company/Resignation by the Employee without Good Reason. The Employee’s Employment hereunder may be terminated (i) by the Company without Cause upon fourteen (14) days’ written notice from the Company to the Employee or (ii) by the Employee’s resignation without Good Reason (as hereafter defined) upon thirty (30) days’ written notice from the Employee to the Company, in each case in accordance with Section 7(f) hereunder (the applicable notice period, the “Notice Period”). In the event of the Employee’s termination without Cause by the Company or the Employee’s resignation without Good Reason: (i) the Employee shall receive the Base Salary and all benefits set forth in Section 6(c) above, in each case through the Date of Termination and, in the case of a termination by the Company without Cause, the vesting of the Options shall be accelerated so that the Employee will be fully vested, and (ii) the Company shall have the right to determine whether or not the Employee shall actively work for the Company during the Notice Period. Further, the Company shall have the right to accelerate the termination date of the Employee’s employment by designating an earlier date of termination and paying all amounts of Base Salary as would be due through the last day of the Notice Period in lieu of continuing the Employee’s employment through the last day of the Notice Period. Except as set forth in Section 7(e) below, the Employee shall not be entitled to any other amounts or benefits from the Company other than as set forth in this Section 7(c).

(d) Resignation by the Employee for Good Reason. The Employee’s Employment hereunder may be terminated by the Employee’s resignation for Good Reason if: (x) the Employee has given written notice to the Company of the existence of Good Reason no later than thirty (30) days after its initial existence, (y) the Company has not remedied such Good Reason in all material respects within thirty (30) days after its receipt of such written notice, and (z) the Employee provides written notice of the Employee’s resignation to the Company in accordance with Section 7(e) hereunder within seventy-five (75) days following the initial existence of such Good Reason. As used herein, the term “Good Reason” shall mean (i) a material reduction of the Employee’s duties without the Employee’s consent; (ii) any material reduction of the Employee’s compensation; or (iii) requiring the Employee to report to anyone other than directly to the Executive Chairman or the Company’s Board. In the event of the Employee’s resignation for Good Reason: (1) the Employee shall receive the Base Salary and all benefits set forth in Section 6(c) above, in each case through the Date of Termination, and the vesting of the Options shall be accelerated so that the Employee will be fully vested, and (2) the Company shall have the right to determine whether or not the Employee shall actively work for the Company during any notice period (if applicable) following the Employee’s resignation. The Employee’s actions approving or ratifying, in writing, any material reduction of the Employee’s duties that otherwise may be considered Good Reason will be considered consent for the purposes of this Good Reason definition. Except as set forth in Section 7(e) below, the Employee shall not be entitled to any other amounts or benefits from the Company other than as set forth in this Section 7(d).

(e) Separation Pay. In addition to the foregoing, in the event that the Employee is terminated without Cause pursuant to Section 7(c) or the Employee resigns for Good Reason in accordance with Section 7(d), in either case with a Date of Termination before September 30, 2029, and provided that the Employee executes and delivers a separation and release agreement in a form acceptable to the Company (“Release”) within twenty-one (21) days after the Employee’s Date of Termination (unless applicable law requires a longer time period, in which case this date will be extended to the minimum time required by applicable law) and does not revoke or breach such agreement, the Company shall pay to the Employee a total gross amount equal to one (1) year’s Base Salary (the “Separation Pay”), which will be paid to the Employee in 26 equal installments, with each installment to be paid less applicable taxes and withholdings and in accordance with the Company’s regular payroll schedule, with the first installment to be paid no later than the second payroll date following the effective date of the Release. The Separation Pay shall be paid to the Employee via direct deposit to the account to which the Employee’s last payroll payment was made unless the Employee designates another account in writing.

(f) Notice of Termination. The Employee’s resignation or any termination of the Employee’s Employment by the Company shall be communicated from one Party to the other Party by written “Notice of Termination” in accordance with Section 9 of this Agreement. Such Notice of Termination shall specify the last day of the Term.

(g) Date of Termination. “Date of Termination” shall mean: (i) if the Employee’s Employment is terminated by the Employee’s death, the date of the Employee’s death, or (ii) if the Employee’s Employment is terminated for any other reason, the date specified in the Notice of Termination as the last day of the Term.

(h) Transition. Regardless of the circumstances surrounding the Employee’s resignation or termination of Employment, the Employee hereby agrees that upon the Employee’s resignation or termination of Employment, the Employee will return to the Company all Company property and will make every effort to facilitate the orderly transition of the Employee’s duties and responsibilities.

8. Employee Representations.

(a) The Employee represents and warrants to the Company that neither the execution or delivery of this Agreement by the Employee nor the performance by the Employee of the Employee’s obligations hereunder, shall constitute a default under or a breach of the terms of any other agreement, contract, or other arrangement, whether written or oral, to which the Employee is a party or by which the Employee is bound, nor shall the execution or delivery of this Agreement by the Employee nor the performance by the Employee of his duties and obligations hereunder give rise to any claim or charge against either the Employee or the Company, based upon any other contract or other arrangement, whether written or oral, to which the Employee is a party or by which the Employee is bound. The Employee further represents and warrants to the Company that he is not a party to or subject to any restrictive covenants, legal restrictions, or other agreement, contract, or arrangement, whether written or oral, in favor of any entity or person which would in any way preclude, inhibit, impair, or limit the Employee’s ability to perform his obligations under this Agreement, including, but not limited to, non-competition agreements, non-solicitation agreements, or confidentiality agreements.

(b) The Employee warrants and agrees that during the Term, the Employee will not (i) take on employment or consulting positions for third parties that would pose a conflict of interest with the Employment or interfere with the Employee’s performance of Employee’s duties hereunder, or (ii) become party to an Agreement that would in any way limit the Employee’s ability to perform the Employee’s obligations pursuant to this Agreement.

(c) The Employee hereby acknowledges that the Employee’s signing of the Assignment of Inventions, Non-Disclosure, and Non-Competition Agreement attached hereto as Schedule B (the “NDA”) constitutes a precondition of the Employment. The Employee further affirms that this Agreement and the attached NDA constitute the entire understanding of the Parties with respect to the subject matter hereof and supersede any prior understanding or agreement, whether oral or written, between the Parties.

(d) The Employee acknowledges that the Employee has been advised to obtain independent counsel to evaluate the terms, conditions and covenants herein set forth and the Employee has been afforded ample opportunity to obtain such independent advice and evaluation. The Employee warrants to the Company that the Employee has relied upon such independent counsel and not upon any representation (legal or otherwise), statement or advice said or offered by the Company or the Company’s counsel in connection with this Agreement.

9. Notices. All notices and other communications under this Agreement shall be in writing and shall be given by hand, by email, or by first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given three (3) days after mailing, twenty-four (24) hours after transmission of an email, or immediately upon hand delivery or explicit acknowledgement of receipt.

10. Arbitration. In the event of a dispute between the Employee and the Company arising out of or related to the Employee’s employment with the Company (with the exception of disputes arising under the NDA set forth in Schedule B and claims that pursuant to applicable law a party is prohibited from requiring another party to agree to submit to arbitration), the Employee and the Company agree to settle such dispute by means of arbitration pursuant to the Federal Arbitration Act, administered by the American Arbitration Association (“AAA”), with such arbitration to take place in the state of New York or another mutually agreed upon location and to be conducted in accordance with the AAA’s Employment Arbitration Rules. In such arbitration, a single arbitrator, appointed by the mutual agreement of the Employee and the Company: (i) shall not amend or modify the terms of this Agreement or of any Company policy, and (ii) shall render a decision within ten (10) business days from the later of closing statements or submission of post-hearing briefs by the Parties. The arbitration award shall be final and binding, and any state or federal court shall have jurisdiction to enter a judgment on such award. The Parties hereby confirm their understanding that this requirement to arbitrate disputes means that the Employee and the Company specifically waive any right either Party may have to a trial by jury in a court of law with respect to all claims and demands arising out of or related to the Employee’s employment with the Company, including, without limitation, any rights the Employee may assert under any federal, state, or local laws or regulations applicable to the Employee’s employment with the Company (with the exception of disputes arising under the NDA set forth in Schedule B and claims that pursuant to applicable law a party is prohibited from requiring another party to agree to submit to arbitration). For the avoidance of doubt, the Parties acknowledge and agree that the existence of a claim by a Party that is not subject to arbitration pursuant to this paragraph shall not impair the enforceability of this paragraph with respect to any other claim brought by that Party. Notwithstanding the foregoing, nothing in this paragraph shall be interpreted to mean that the Employee cannot file a charge with the Equal Employment Opportunity Commission or the National Labor Relations Board or any comparable federal, state, or local governmental agency.

11. Enforceability of this Agreement.

(a) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision hereunder. If an arbitrator or court of competent jurisdiction determines that any portion of this Agreement is in violation of any law or public policy, only the portions of this Agreement that violate such law or public policy shall be stricken, and all other portions of this Agreement that do not violate any law or public policy shall continue in full force and effect. Further, if any one or more of the provisions contained in this Agreement is determined by a court of competent jurisdiction to be excessively broad as to duration, scope, activity or subject, or is unreasonable or unenforceable under applicable law, such provisions will be construed by limiting, reducing, modifying or amending them so as to be enforceable to the maximum extent permitted by applicable law. If the Agreement is held unenforceable in any jurisdiction, such holding will not impair the enforceability of the Agreement in any other jurisdiction.

(b) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. Electronic counterparts shall also be deemed to be originals.

(c) No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Employee and the Company. No waiver by either Party hereto at any time or any breach by the other Party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(d) This Agreement shall be governed by the laws of the State of New York, without regard to its conflicts of law principles.

(e) The Company shall have the right to assign its rights and obligations under this Agreement to any individual, entity, corporation, or partnership that succeeds to all or a portion of the relevant business or assets of the Company. This Agreement is personal to the Employee, and the Employee may not assign the Employee’s rights and obligations under this Agreement to any third party.

IN WITNESS WHEREOF, the Parties have executed this Agreement as set forth below.

/s/ Morris Berger	9/29/2026
MORRIS BERGER	Date

/s/ Yi Tsai	9/29/2026
ZEDGE, INC.	Date
Authorized Representative

Schedule A: Permitted Activities (subject to the provisions of Section 4)

Service on the Board of Directors of ZenoFon Inc.

Service on the Board of Directors of Mission Media

Service on the Board of Advisors of AppReel Short Drama Ltd.

Consulting arrangement with Zeno, provided that such service shall not exceed five (5) hours per week.

Schedule B: NDA

ASSIGNMENT OF INVENTIONS, NON-DISCLOSURE, AND NON-COMPETITION AGREEMENT

This Assignment of Inventions, Non-Disclosure, and Non-Competition Agreement (“Agreement”) between Zedge, Inc. (the “Company”) and Morris Berger (“Employee”) shall be effective as of September 29, 2026 (the “Effective Date”).

WHEREAS, Employee wishes to be employed by Company;

WHEREAS, Company wishes to employ Employee subject to all of the terms and conditions in the Employment Agreement signed by the parties, and Employee wishes to accept such employment by Company (the “Employment”) on such terms and conditions; and

NOW, THEREFORE, in consideration of Employee’s Employment by Company, as well as other good and valuable consideration, the sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, Company and Employee agree as follows:

1.	Company Group Business. Company and its subsidiaries (collectively, the “Company Group”) are in the business of (i) developing and operating creator communities and platforms for mobile personalization content and (ii) providing B2B managed, multimodal data creation and related services for artificial intelligence (“AI”) data creation, management, and related services to AI developers and enterprises (the “Company Group Businesses”).

2.	Intellectual Property Rights.

a.	Inventions. “Invention(s)” means all ideas, inventions, discoveries, improvements, developments, technology, creations, works of authorship, trade secrets, know-how, formulae, techniques, tools, data, data structures, software, firmware, code, programs, systems, plans, devices, apparatus, specifications, system architectures, documentation, algorithms, flow charts, logic diagrams, source code, methods, processes, designs, circuits, layouts, descriptions, concepts, drawings, schematics, compositions or any other material or information, tangible or intangible, (including all versions, modifications, enhancements and derivative works thereof, including works-in-progress), whether or not patented, copyrighted, or otherwise protected and/or subject to statutory protection, whether or not reduced to practice, that have been conceived, created, authored, or developed by Employee, either alone or jointly with others, or by Company Group, whether on the premises of Company Group or not, during Employee’s Employment with Company, and including any period in which Employee was employed or otherwise engaged by Company in any capacity prior to the Effective Date, that (i) relate at the time of conception or reduction to practice to Company’s business or actual or demonstrably anticipated research or development, (ii) result from any work performed by Employee for Company, or (iii) result from any use of Company equipment, supplies, facilities or trade secret information.

b.	Copyrights. Employee hereby acknowledges and agrees that all copyrightable works included in the Inventions shall be “works made for hire” within the meaning of the Copyright Act of 1976, as amended (17 U.S.C. §101) (the “Act”), and any foreign jurisdiction recognizing such right of authorship, and that Company and/or Company Group shall be the “author” within the meaning of the Act. Employee acknowledges and agrees that all Inventions are the sole and exclusive property of Company and/or Company Group.

c.	Assignment of Intellectual Property Rights. In the event that title to any or all of the Inventions, or any patent rights, copyright rights, trademark rights, mask work rights, trade secret rights, rights with respect to Confidential Information, unique database rights and any other intellectual and industrial property rights of any sort throughout the world (including any application therefor) arising from the work performed by Employee for Company (collectively, the “Intellectual Property Rights”) do not or may not by operation of law, vest in Company or Company Group, Employee hereby agrees to promptly disclose and provide all Intellectual Property Rights to Company and/or Company Group, as applicable, and hereby assigns to Company all of Employee’s right, title and interest in all Intellectual Property Rights, in whatever medium fixed or embodied, and in all writing relating thereto in Employee’s possession or control. Employee hereby expressly waives that which may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like or similar rights in any Intellectual Property Rights.

(i)	Employee agrees not to, directly or indirectly, personally file any patent, copyright or trademark applications relating to any Intellectual Property Rights. Employee agrees to assist Company and/or any Company Group entity, whether before or after the termination of Employment, in perfecting, registering, maintaining, and enforcing, in any jurisdiction, the rights of Company and/or Company Group in the Intellectual Property Rights by performing promptly all acts and executing all documents deemed necessary or convenient by Company.

(ii)	If Company is unable, after duly reasonable effort, to secure Employee’s signature on any such documents, Employee hereby irrevocably designates and appoints Company and its duly authorized officers and agents as Employee’s agent and attorney-in-fact, to do all lawfully permitted acts (including but not limited to the execution, verification and filing of applicable documents) with the same legal force and effect as if performed by Employee. Employee hereby waives and assigns to Company any and all claims, of any nature whatsoever, which Employee now or may hereafter have for infringement of any Inventions assigned hereunder to Company.

d.	Prior Inventions. Attached hereto as Exhibit A is a list describing all inventions patented domestically and abroad, all domestic and foreign pending applications for patent, original works of authorship, developments, improvements, concepts, ideas, improvements, designs, and trade secrets that Employee made prior to the Employment with Company, relate to Company’s business, and are not assigned to Company hereunder (collectively referred to as “Prior Inventions”). Alternatively, if no such list is attached, Employee represents here and in Exhibit A that there are no such Prior Inventions. If in the course of Employment with Company, Employee incorporates into a Company product, composition, manufacture, process, or machine one or more Prior Invention(s), Employee hereby grants Company a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use, sell, sublicense, and otherwise distribute such Prior Invention(s) as part of or in connection with such product, composition, manufacture, process, or machine.

e.	Third Party Intellectual Property. Employee hereby affirms that during the Employment, Employee shall not make use of any third party confidential or proprietary information, trade secrets or inventions, with respect to which Employee has an obligation of confidentiality (“Third Party Intellectual Property”), whether of a previous employer or otherwise, where Employee has not been specifically authorized to use or disclose such Third Party Intellectual Property for purposes of the Employment (“Restricted Third Party Intellectual Property”). Employee hereby represents and warrants that Employee does not have in Employee’s possession any materials in any form which contain Restricted Third Party Intellectual Property, and Employee agrees not to bring any Restricted Third Party Intellectual Property onto Company’s premises at any time.

3.	Confidential Information

a.	Confidential Information. “Confidential Information” means technical and proprietary information about Company and Company Group and their affiliates, business partners, customers, products, and services that is learned by Employee during the Employment (and including without limitation all periods of employment with or consulting to Company and/or Company Group prior to the Effective Date), whether or not such information is marked as confidential, including without limitation any and all (i) inventions, intellectual property, research, methodologies, knowledge, trade secrets (as defined by the Defend Trade Secrets Act, 18 U.S.C. § 1839(3) and any applicable state law), computer programs, computer source and access codes, and other technology, (ii) records and databases (iii) licenses and other agreements with third parties, (iv) product and service costs, prices, profits, and sales, (v) marketing and business strategies, plans, forecasts, budgets, projections, analyses, and various other financial information, (vi) existing or prospective client, customer, investor, vendor, and supplier information, (vii) information received from and/or regarding third parties where Company agrees to hold such information in confidence, and (viii) analyses and forecasts, patents, and copyrights, in each case where such information is not generally known or readily available to the public (unless via a breach of Employee’s obligations to Company). Confidential Information shall include information in any form or media, including without limitation documentary, written, oral, magnetic, electronically transmitted, or computer generated. Employee acknowledges that Confidential Information is specialized, unique in nature and of great value to Company, and that such information gives Company and/or Company Group a competitive advantage.

b.	Employee agrees that during the Employment and thereafter, Employee will not: (i) use any Confidential Information, however acquired, except as necessary within the scope of Employee’s Employment with Company to perform Employee’s duties; (ii) duplicate or replicate or cause or permit others to duplicate or replicate any document or other material in any medium embodying any Confidential Information except as necessary in connection with the Employment; (iii) reverse engineer, de-encrypt, or otherwise derive the design, internal logic, structure or inner workings (including algorithms and source code) of any software, products, models, prototypes, or other items provided by the Company that use, embody, or contain Confidential Information; or (iv) disclose or permit the disclosure of any Confidential Information to any third party, except that making a disclosure pursuant to Section 3(e) below, responding to legal process or required governmental testimony, filings, or administrative proceedings, or making disclosures that cannot be prohibited pursuant to applicable federal, state, or local law will not violate the obligations of this subsection; provided, if Employee is subpoenaed or served with a court order or other legal document requesting the production or disclosure of Confidential Information to a third party, Employee shall promptly notify Company (unless notification or the obligation to notify is otherwise prohibited by law).

c.	Employee acknowledges that Employee understands that nothing in this Agreement (i) prohibits Employee from speaking with law enforcement, the Equal Employment Opportunity Commission, the State Division of Human Rights, a local commission on human rights, or an attorney retained by Employee regarding factual information related to any future claim of discrimination or (ii) limits Employee’s ability to communicate with the Securities Exchange Commission or otherwise participate in any investigation or proceeding that may be conducted by the Securities Exchange Commission, including providing documents or other information, without notice to the Company, nor limits Employee’s right to receive an award for information provided to the Securities Exchange Commission.

d.	Employee acknowledges that Company and/or Company Group owns all right, title and interest in and to the Confidential Information, and that Employee acquires hereunder no right, title or interest in any Confidential Information. Employee further agrees not to remove at any time from Company’s office or premises any materials in whatever form unless and to the extent necessary in connection with Employee’s duties to Company, and in accordance with Company policy, and in the event that any Confidential Information is removed from Company’s offices or premises, Employee agrees to take all action necessary in order to secure the safekeeping and confidentiality of such Confidential Information.

e.	Upon the termination or expiration of the Employment, or at any time upon Company’s request, Employee will return to Company all tangible and electronic materials and all copies thereof, in whatever media, then in Employee’s possession or control, containing or employing any Confidential Information.

f.	Notice of Immunity: Employee acknowledges that via this paragraph, Company is providing Employee with written notice that the Defend Trade Secrets Act, 18 U.S.C. § 1833(b), provides that (i) an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law, or is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (ii) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secret to the individual’s attorney and use such trade secret information in the court proceeding if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

4.	Covenant Not to Compete.

a.	Employee hereby agrees that during the Employment, Employee shall not, whether as an employee, employer, consultant, agent, service provider, principal, partner, stockholder, corporate officer, director, independent contractor, or in any other individual or representative capacity, except on behalf of Company and/or Company Group, engage in any of the Company Group Businesses described in Section 1 of this Agreement.

b.	Employee hereby agrees that for a period of one (1) year following the date of termination of Employee’s Employment (whether such termination is voluntary or involuntary), Employee shall not, whether as an employee, employer, consultant, agent, service provider, principal, partner, stockholder, corporate officer, director, independent contractor, or in any other individual or representative capacity, (i) engage in any of the Company Group Businesses described in Section 1 of this Agreement in competition with Company or Company Group, (ii) assist any other person or entity in competing or in preparing to compete with Company or Company Group in any of the Company Group Businesses described in Section 1 of this Agreement, or (iii) engage in the research, development, or marketing of any other product, service, or technology researched, developed, or marketed by Company at any time during the six (6) months prior to the termination of Employee’s Employment where Employee had involvement with such product, service, or technology during the Employment. It is understood and agreed that because the intrinsic nature of Company’s business is worldwide, the scope of prohibited competition on the part of Employee pursuant to this Section 4 shall not be limited by any specific geographic boundaries and shall be worldwide.

5.	Non-Solicitation.

a.	Employee agrees that during the term of the Employment and for a period of one (1) year following the date of termination of the Employment (whether such termination is voluntary or involuntary), Employee shall not, directly or indirectly, on Employee’s own behalf or on behalf of any other person or entity other than Company and/or Company Group,

(i)	With respect to any third party that is a client or customer of Company and/or Company Group, where Employee had material contact with such third party as a representative of Company,

(a)	Encourage or influence or attempt to influence such third party to reduce such third party’s business with Company or Company Group or divert such third party’s business to any competitor of Company or Company Group; or

(b)	Solicit or attempt to solicit such third party to purchase any product or service, or any product or service that is competitive with any product or service, that was sold by Company and/or Company Group during the period of Employee’s Employment at Company and is still sold by Company or Company Group at the time of the solicitation or attempt to solicit; or

(ii)	Solicit or recruit, or attempt to solicit or recruit, any individual who is employed or engaged as an independent contractor by Company or Company Group for the purpose of being employed by or engaged as an independent contractor by Employee or by a competitor of Company or Company Group.

6.	Company Devices.

a.	Employee acknowledges that Employee has no reasonable expectation of privacy in any Company-provided and/or Company-owned computer, technology system, email, handheld device, telephone, or documents that are used to conduct the business of Company. As such, Company has the right, to the maximum extent permitted by applicable law, to audit and search all such items and systems, without further notice to Employee, to ensure that Company is licensed to use the software on such Company devices in compliance with Company’s software licensing policies, to ensure compliance with Company’s policies, and for any other business-related purposes in Company’s sole discretion. Employee understands that Employee is not permitted to add any unlicensed, unauthorized, or non-compliant applications to any Company technology systems, including, without limitation, open source or free software not authorized by Company, and that Employee shall refrain from copying unlicensed software onto any Company technology systems or using non-licensed software or websites. Employee understands that it is Employee’s responsibility to comply with the Company’s policies governing use of the Company’s documents and the internet, email, telephone, and technology systems to which Employee will have access in connection with Employee’s employment.

7.	Enforceability of this Agreement.

a.	Employee hereby represents and warrants that (i) Employee’s performance of the terms of this Agreement and as an employee of Company will not breach any confidentiality or other agreement into which Employee has entered with any third party, and (ii) Employee is not bound by any agreement, either oral or written, which conflicts with this Agreement.

b.	Employee acknowledges that the restrictions set forth in this Agreement are necessary to protect Company and Company Group’s legitimate business interests, are not greater than required, are reasonable in time, geographical area, and in scope, and do not cause Employee undue hardship in any respect.

c.	This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and supersedes any understanding between the parties with respect thereto. This Agreement is not a contract of employment and does not alter the at will nature of Employee’s employment with Company. This Agreement may be signed in two counterparts, each of which shall be deemed an original and both of which shall together constitute one and the same instrument. No provision of this Agreement may be changed or modified, nor may this Agreement be discharged in part or in whole, except in a writing, executed by both Company and Employee.

d.	The invalidity or unenforceability of any provision herein shall not affect the validity or enforceability of any other provision herein. If a court of competent jurisdiction determines that any provision of this Agreement is invalid, illegal, or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, necessary so that it is valid, legal, and enforceable, and the other provisions of this Agreement shall continue in full force and effect; provided, if a court of competent jurisdiction determines that any provision of this Agreement cannot be made enforceable, it shall be severed without affecting the validity or enforceability of any other provision of this Agreement. Without limiting the generality of the foregoing, if any one or more of the provisions contained in this Agreement is determined by a court of competent jurisdiction to be excessively broad as to duration, geographical area, scope, activity, or subject, or is unreasonable or unenforceable under applicable law, such provisions will be construed by limiting, reducing, modifying, or amending them so as to be enforceable to the maximum extent permitted by such applicable law. If this Agreement is held unenforceable to any extent in any jurisdiction, such holding will not impair the enforceability of the Agreement in any other jurisdiction.

e.	The obligations contained in Sections 2 and 3 above shall survive and continue in full force and effect regardless of the termination or expiration of the Employment or Employee’s access to any Confidential Information or information which would qualify as a trade secret by law.

f.	It is agreed and understood that if a court of law finds that Employee has violated Section 4 and/or Section 5 of this Agreement, then the restrictions set forth in such section(s) shall automatically be extended for any period of time for which the court finds that Employee violated such restrictions.

g.	Employee consents to notification by Company and/or Company Group to any person or entity, including without limitation any subsequent employer of Employee, about Employee’s obligations under this Agreement.

8.	Equitable Relief.

a.	Employee acknowledges and agrees that Company and/or Company Group would be irreparably injured by Employee’s breach of this Agreement and that monetary remedies would be inadequate to protect against any actual or threatened breach of this Agreement. Without prejudice to any other rights and remedies otherwise available to Company or Company Group, Employee agrees to the granting of equitable relief, including injunctive relief and specific performance, in favor of Company and/or Company Group without proof of actual damages to remedy or prevent any such breach.

9.	Governing Law and Venue.

a.	This Agreement shall be governed by and construed under the laws of the state of New York without regard to its conflicts of law principles. It is agreed that any dispute hereunder shall be adjudicated by a federal or state court of law in New York, New York. It is agreed that each party irrevocably consents to the exercise of personal jurisdiction over such party by such courts, agrees that venue shall be proper in such courts, and irrevocably waives and releases any and all defenses based on lack of personal jurisdiction, improper venue or forum non conveniens.

10.	Notice.

a.	All notices and other communications under this Agreement shall be in writing and shall be given in person, by email, or by certified or registered mail, and shall be deemed to have been duly given twenty-four (24) hours after transmission of an email, three (3) days after sending a notice by certified or registered mail, or immediately upon delivery in person or explicit confirmation of receipt.

11.	Assignment; Third Party Beneficiaries.

a.	Employee agrees that Company shall have the right to assign its rights and obligations under this Agreement to any individual, entity, corporation, or partnership that succeeds to all or a portion of the relevant business or assets of Company and that such individual, entity, corporation, or partnership is expressly authorized to enforce this Agreement. This Agreement is personal to Employee, and Employee may not assign Employee’s rights or obligations under this Agreement to any third party.

b.	Employee agrees that each and every entity in the Company Group shall be a third-party beneficiary of this Agreement and Employee’s obligations, covenants, and promises hereunder are for their benefit and each such entity shall be entitled to enforce such obligations, covenants, and promises as if a party hereto.

IN WITNESS WHEREOF, Company has caused this Agreement to be executed by its duly authorized officer, and Employee has signed this Agreement, as of the date written below.

MORRIS BERGER	ZEDGE, INC.
Authorized Representative

Date	Date

EXHIBIT A

LIST OF PRIOR INVENTIONS (as defined in Section 2.d.)

Date	Title	Identifying Name, Number, or Brief Description

______ No Prior Inventions

______ Additional Sheets Attached

Date:
Morris Berger

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